Exhibit 1.02

Conflict Minerals Report of dELiA*s, Inc.

In accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Mineral Report of dELiA*s, Inc. for calendar year 2013 (excepting conflict minerals that, prior to January 31, 2013, were located outside of the supply chain) in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”).

1.	Introduction

The intent of this Conflict Minerals Report (CMR) is to describe dELiA*s, Inc.’s due diligence process following Rule 13p-1 requirements. Per Rule 13p-1, due diligence is used to support a company’s determination whether or not there is evidence that the smelters or refiners within its supply chain are sourcing minerals that are considered “DRC Conflict Free,” that have “not been found to be DRC Conflict Free,” or that are “DRC Conflict Undeterminable.”

2.	Product Description

dELiA*s, Inc. contracts to manufacture products that may contain 3TG, such as costume jewelry or hardware components of apparel.

Suppliers were requested to use the Electronic Industry Citizenship Coalition (EICC) and Global e-Sustainability Initiative (GeSI) Conflict Minerals Due Diligence Template (EICC-GeSI Template) to identify 3TG smelters and refiners (SORs) and associated countries of origin. Below is a summary of verified smelters1:

SOR / Facility Name	Conflict-Free Status
Gold
None Provided	N/A
Tin
None Provided	N/A
Tungsten
None Provided	N/A
Tantalum
None Provided	N/A

Countries of Origin for these SORs are believed to include: N/A

3.	Design of Due Diligence Measures

dELiA*s, Inc.’s due diligence process is based on the Organization for Economic Cooperation and Development’s (OECD’s) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-

[1]	Verified smelters are those listed by the EICC.

Affected and High-Risk Areas and accompanying Supplements2. It is important to note that the OECD Guidance was written for both upstream3 and downstream4 companies in the supply chain. As dELiA*s, Inc. is a downstream company in the supply chain, our due diligence practices were tailored accordingly.

4.	Due Diligence Measures Implemented

Due Diligence measures undertaken by dELiA*s, Inc. included the following:

•	Assemble an internal team to support supply chain due diligence;

•	Establish a system of controls and transparency over the mineral supply chain;

•	Implement internal measures taken to strengthen company engagement with suppliers;

•	Engage Tier 1 suppliers to collect information regarding the presence and sourcing of 3TG used in the products supplied to the company;

•	Attempt to identify the SORs in the supply chain;

•	Design and implement a strategy to respond to supply chain risks;

•	Report risk management findings to senior management;

•	Undertake additional fact and risk assessments for risks requiring mitigation, or after a change of circumstances; and

•	Report annually on supply chain due diligence, including the Form SD and CMR contained herein and publicly available at www.deliasinc.com.

5.	Steps to Improve Due Diligence

dELiA*s, Inc. will endeavor to continuously improve upon its supply chain due diligence efforts via the following measures:

•	Continue to assess the presence of 3TG in its supply chain;

•	Clearly communicate expectations with regard to supplier performance, transparency and sourcing;

•	Increase the response rate for RCOI process;

•	Continue to compare RCOI results to information collected via independent conflict free smelter validation programs such as the EICC/GeSI Conflict Free Smelter program; and

•	Contact smelters identified as a result of the RCOI process and request their participation in obtaining a “conflict free” designation from an industry program such as the EICC/GeSI Conflict Free Smelter program.

[2]	OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Supplement on Tin, Tantalum and Tungsten and Supplement on Gold, 2013; http://www.oecd.org/daf/inv/mne/GuidanceEdition2.pdf.
[3]	Upstream companies refer to those between the mine and SOR. As such, the companies typically include miners, local traders, or exporters from the country of mineral origin, international concentrate traders and SORs.
[4]	Downstream companies refer to those entities between the SOR and retailer. As such, the companies typically include metal traders and exchanges, component manufacturers, product manufacturers, original equipment manufacturers (OEMs) and retailers.

6.	Product Determination

dELiA*s, Inc. is unable to determine whether or not various components/materials are DRC conflict free. dELiA*s, Inc. does not have sufficient information from suppliers or other sources to conclude whether the necessary conflict minerals originated in the Covered Countries and, if so, whether the necessary conflict minerals were from recycled or scrap sources, were DRC conflict free, or have not been found to be DRC conflict free. On the basis of the due diligence measures taken above, dELiA*s, Inc. has determined that its products are “DRC Conflict Undeterminable.”

7.	Independent Private Sector Audit

Based on dELiA*s, Inc.’s declaration of “DRC Conflict Undeterminable,” a private sector audit is not required.